Exhibit 4.2

Maximum Guarantee Contract

guarantor:	Li Tan, Yuge Xu, Shanghai Xianjin Technology Development Co., Ltd.,
Shanghai Qinshang Education Technology Co., Ltd. (referred to as “Party A”)

Legal representative/person in charge and unified social credit code:	Liming Xu 913101205904160133 Zhou Shen 91310120MA1HUG8108

Valid ID type and number:

ID card: 362402196508110020
ID card: 310115199102173820

Address/habitual residence:	3rd to 4th floors, No. 68, Lane 5135, Yanggao South Road, and No. 390, East Sports Club Road

Postal Code:	200000

Phone/Mobile Phone:	13472519818、13818291438、13585886893

Pledger:	(referred to as “Party B”)

Mortgagors:	Xu Liming, Tan Li, Xu Yuge (referred to as “Party C”)

Valid ID type and number:

ID card: 362402196205170034
ID card: 362402196508110020
ID card: 310115199102173820

Address/habitual residence:	3rd to 4th floors, No. 68, Lane 5135, Yanggao South Road

Postal Code:	200000

Phone/Mobile Phone:	13818291438、13472519818、13818291438

Co owners of the mortgaged property: (referred to as “Party C co owners”, also known as mortgagors)

(The first party, co owners of the first party, the second party, co owners of the second party, the third party, and co owners of the third party are collectively referred to as “guarantors”. The first party and co owners of the first party are collectively referred to as “guarantors”, the second party and co owners of the second party are collectively referred to as “pledgers”, and the third party and co owners of the third party are collectively referred to as “mortgagors”. When the guarantor is a natural person, fill in the type and number of the party’s valid ID card.)

Guarantor: China Minsheng Bank Co., Ltd. Shanghai Branch (referred to as “Party D”)

Legal representative/person in charge:	Jun Cong

Address/habitual residence:	1st floor, 8th to 15th floors, 36th floor, No. 100 Pudong South Road, China (Shanghai) Pilot Free Trade Zone

Postal Code:	200120

Phone:	021-61877000

In order to ensure the performance of the main contract between the debtor of the main contract and Party D, the guarantor voluntarily provides the highest amount of joint and several guarantee liability for the debts under the main contract, the pledgor is willing to provide the highest amount of pledge guarantee for the debts under the main contract with its property, and the mortgagor is willing to provide the highest amount of mortgage guarantee for the debts under the main contract with its property. In accordance with the current relevant laws and regulations of the People’s Republic of China, and after mutual consultation and agreement, this contract is hereby signed for mutual compliance.

Important Notice for Signing: Dear Customer: This contract consists of the contract elements table, contract text, attachments, and other relevant documents (if any), all of which are integral parts of this contract and have the same legal effect as the main text of this contract. To protect your rights and interests, please carefully read all the terms of the aforementioned documents (collectively referred to as “this contract” unless otherwise stated) before signing, pay attention to your rights, obligations, and responsibilities, and pay special attention to the clauses in black/bold/underlined font. If you have any questions about this contract, please consult the handling bank or service hotline 95568 in a timely manner, and the handling bank or customer service will actively answer them. Once this contract is signed, it shall be deemed that Party D has provided a detailed explanation and interpretation of all the terms of this contract to all parties. All parties agree to all the terms of this contract and have an accurate understanding of the legal meaning of the relevant rights, obligations, and limitations or exemptions on liability. Unless otherwise expressly agreed, the terms of mortgage and pledge shall not apply to the guarantor, and the guarantee terms shall not apply to the mortgagor and pledgor. Unless otherwise agreed, all references to the guarantor, guarantor, pledgor, and mortgagor under this contract refer to all guarantors, guarantors, pledgers, and mortgagors listed on the first page of this contract. Unless otherwise agreed, all references to loans and borrowings under this contract shall have the same meaning.

Party D shall process your personal information within the scope prescribed by laws and regulations to achieve the matters and purposes stipulated in this contract. Ding Fang is well aware of the importance of personal information to you and will take reasonable security measures in accordance with the requirements of laws and regulations to provide sufficient protection for the security of your personal information. For the purpose and method of processing personal information, the types and retention periods of personal information processed, as well as the ways and procedures for the information subject to exercise their personal information rights, unless otherwise agreed in this contract, the privacy policy of Party D applicable to the business you handle through relevant channels shall prevail.

Contract Element Table

No.	Project	specific content
1	Main Contract

☒ he debtor of the main contract and Party D signed the “Working Capital Loan Contract” numbered HT02692346653704 (together with its attachments, specific business contracts (if any) arising under it, relevant business applications confirmed by Party D (if any), loan disbursement confirmation (if any) and other specific business applications, loan vouchers (if any), etc., which together constitute the main contract of this contract, collectively referred to as the “main contract”), and all of Party D’s creditor’s rights (including contingent liabilities) under it; Maximum guarantee amount

The period of occurrence of the guaranteed principal debt is from May 10, 2023 to May 10, 2033.

☐ Other:

2	The debtor of the main contract	Refers to Liming Xu, including all debtors who have signed any main contract with Party D and have a loan/financing relationship with Party D under the main contract.
3	highest amount of credit

☐ (1) The maximum debt amount is the sum of the maximum debt principal amount and other payables in the main debt except for the maximum principal amount. Among them, the highest principal amount of debt is:

(Currency), Amount (in words), (in figures);

☒(2) The highest debt amount (in words) is nineteen million five hundred thousand yuan, in figures 19500000, of which the highest debt principal amount is (in words) thirteen million yuan, in figures 1.3 million. (The maximum amount of debt here is the sum of the maximum principal amount of debt and the interest and other payables of the main debt. If it is inconsistent with the actual amount incurred, the actual maximum amount of debt incurred shall prevail.).

☐ (3) Other

If not selected, the above item (1) will be applied by default.

4	Pledged/secured property

The pledged/secured property provided by the pledgor is detailed in the following attachment:

☐ List of Chattel Pledges;

☐ List of Rights Pledge;

☐ Warehouse Receipt Pledge List;

☐ List of Pledged Fixed Deposit Certificates Deposit Guarantee List for Fixed Deposit Accounts or Margin Accounts in Cards/passbooks;

☐ Accounts Receivable Pledge List;

☐ Pledge List.

5	Mortgaged property

The mortgaged property provided by the mortgagor is detailed in the following attachment: ☐ “List of Mortgaged Property (Movables)”;

☒ List of Mortgaged Property (Real Estate);

☐ List of Mortgaged Assets for Transportation Vehicles;

☐ List of Mortgage of Sea Use Rights;

☐ List of Mortgaged Assets.

6	(Evaluation/Agreement) Value

☐The (assessed/agreed) value of the pledged property is (in words), currency

☒ The (appraisal/agreement) value of the mortgaged property is (in words) nineteen million five hundred thousand yuan, in Chinese yuan

7	insurance

Upon mutual agreement between the pledgor and Party D, the pledgor voluntarily purchases insurance for the pledged property under this contract, and the insurance premium shall be shared proportionally between the pledgor and Party D; If the insurance is interrupted, Party D has the right to handle the insurance procedures on behalf of Party B, and the insurance premium shall be borne by the pledgor and Party D in proportion. The pledger is not required to purchase insurance for the pledged property under this contract.

Upon mutual agreement between the mortgagor and Party D, the mortgagor voluntarily purchases insurance for the mortgaged property under this contract, and the insurance premium shall be shared by the mortgagor and Party D in proportion; If the insurance is interrupted, Party D has the right to handle the insurance procedures on behalf of Party B, and the insurance premium shall be borne by the mortgagor and Party D in proportion.

☒ The mortgagor is not required to purchase insurance for the mortgaged property under this contract.

8	Accounts receivable pledge loan repayment special account	Bank of Deposit: China Minsheng Bank Co., Ltd. (Party D) Account Name: account number:
9	Guarantee special account

If the pledgor provides a pledge of rights, and the maturity date of the pledged rights certificate is earlier than the maturity date of the debt under the main contract (including early maturity), Party D shall deposit the proceeds from the redemption or sale of the extracted goods into the following fixed deposit account or margin account after the maturity of the rights certificate to continue to be used as collateral for the creditor’s rights under the main contract:

Bank of Deposit: China Minsheng Bank Co., Ltd_

Ding Fang’s account name:

Account (Card Number):

10	Default penalty standard

☒ (1) If the pledgor or mortgagor fails to timely handle the registration procedures for the guaranteed property under this contract, Party D may pay 10% of the principal balance of the main creditor’s rights. To the corresponding responsibility

The guarantor charges a penalty for breach of contract

☒ (2) When the guarantor violates the guarantees, statements, obligations, and commitments stipulated in this contract, any defaulting party shall pay a penalty of 10% of the principal balance of the main debt

11	Dispute Resolution Methods

After consultation and agreement among all parties, the following dispute resolution methods have been chosen: ☒ The people’s court with jurisdiction over the domicile of Party D shall have jurisdiction.

The mouth is under the jurisdiction of the people’s court with jurisdiction over the domicile of China Minsheng Bank Co., Ltd.

The arbitration shall be conducted by the arbitration committee.

☐ Other.

12	Compulsory execution of notarization	All parties have reached a consensus through consultation, ☒ Handle/do not handle the notarization procedures that give this contract compulsory enforcement effect
13	Other Agreed Matters
14	Contract Signing

This contract is an electronic contract, which was confirmed and signed by the guarantor in the form of an electronic signature through the channel provided by Party D on [date]. It has been verified by Party D’s identity recognition program and has been confirmed to be effective by Party D.

☒ This contract is signed offline by all parties in Shanghai, in 4 copies, with Party D holding 1 copy and each other holding 1 copy. The remaining copies are used for handling mortgage, pledge, notarization and other procedures (if applicable), and all copies have equal legal effect.

Note: 1. When selecting options under the elements table of this contract, mark a √ at the mouth to indicate that the clause is applicable. If it is not applicable, mark an X at the mouth. Checking the box will be considered as not applicable.

2. If horizontal lines or gray lines are used under the elements table of this contract, the determined content shall be filled in according to business needs.

(This page is blank and serves as the signature page for the “Maximum Guarantee Contract” numbered ITO269202346653704-1, which was signed offline by all parties.)

Party A: (seal)

Legal representative/person in charge: (signature or seal)

(or authorized agent)

specific date

Co owners of Party A: (seal)

Legal representative/person in charge: (signature or seal)

(or authorized agent)

specific date

Party B: (seal)

Legal representative/person in charge: (signature or seal)

(or authorized agent)

specific date

Co owners of Party B: (seal)

Legal representative/person in charge: (signature or seal)

(or authorized agent)

specific date

(Note: If Party D accepts the signature of the authorized agent, the signature of the authorized agent shall obtain legal and valid authorization.)

Party c: (seal)

Legal representative/person in charge: (signature or seal)

(or authorized agent)

specific date

Co owners of Party c: (seal)

Legal representative/person in charge: (signature or seal)

(or authorized agent)

specific date

Party D: China Minsheng Bank Co., Ltd. Shanghai Branch(seal)

Legal representative/person in charge: (signature or seal)

(or authorized agent)

specific date

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